Exhibit 99.1

IRADIMED Names John McCreery Chief Operating Officer

Winter Springs, Florida, March 30, 2017 — IRADIMED CORPORATION (NASDAQ:IRMD), today announced that John McCreery has been appointed Chief Operating Officer, a new position within the Company. Mr. McCreery will have primary responsibility over the regulatory, manufacturing and engineering departments of the Company.

Mr. McCreery, 62, is currently a tenured professor in operations and innovation at North Carolina State University’s College of Management. At NC State, he works with a wide variety of organizations — from start-ups to multinational firms — in operational excellence, innovation management, and leadership development initiatives. He has also served as Director of a cross-continent US-Europe-China graduate program in global innovation management. Prior to joining NC State, Mr. McCreery held roles in engineering, manufacturing, IT systems consulting, and company leadership, including Chief Operating Officer at Invivo Research. He received his undergraduate degree in Biomedical Engineering, with Honors, from Case Western Reserve University, an MBA from the University of Michigan, and a Ph.D. in operations management from Ohio State University.

“John is a trusted leader and we are excited to have him join us as Chief Operating Officer. He brings deep knowledge and experience in the areas of regulatory affairs, manufacturing and engineering. We look forward to his arrival and leadership. Additionally, with John in place, I will be able to dedicate more time focusing on sales initiatives and new product development,” said Roger Susi, President and Chief Executive Officer of the Company.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in the development of MRI compatible medical devices. We are the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features in order to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room, including in very close proximity to the MRI scanner bore. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians. Our 3880 MRI compatible patient vital signs monitoring system is currently available to international customers. Once we receive FDA 510(k) clearance, the 3880 will be available to U.S. customers. We currently anticipate commencing marketing the 3880 to U.S. customers in the third quarter of 2017.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com